Exhibit 99.1

Lihua International Reports Third Quarter 2009 Financial Results

Sales increase 186% Year-over-year to $40.9 Million;

Net Loss of $1.3 Million; Non-GAAP Net Income of $6.7 Million, Excluding $8 Million Non-Cash Charge, and Adjusted EBITDA of $8.6 Million

DANYANG, China, Nov. 16 /PRNewswire-Asia/ -- Lihua International, Inc. (Nasdaq: LIWA) ("Lihua" or the "Company"), a leading Chinese developer, designer, manufacturer, marketer and distributor of low cost, high quality alternatives to pure copper superfine and magnet wire, as well as copper rod products, today announced financial results for the third quarter and nine months ended September 30, 2009.

Third Quarter and Recent Financial and Business Highlights
--	Sales increased 186% year-over-year to $40.9 million.
--	Gross profit of $9.7 million, or 23.9% of sales, compared with $5.2 million, or 36.2% of sales in the third quarter of 2008.
--
Net loss was ($1.3 million), or $(0.08) per share, compared with net income of $3.8 million, or $0.27 per share in the third quarter of 2008. Net loss for the third quarter of 2009 included an $8.0 million non-cash charge for the change in fair value of warrants issued to investors in conjunction with the Company's issuance of convertible Preferred Stock in October 2008.  Excluding the non-cash charge, third quarter net income would have been $6.7 million, or $0.39 per share based upon 17.1 million shares outstanding.

--	Adjusted EBITDA increased 81% to $8.6 million, compared with the third quarter of 2008.(1)
--	Strong balance sheet with $38.5 million in cash and cash equivalents as of September 30, 2009, an increase of $10.4 million compared with June 30, 2009.
--	Completed initial public offering on NASDAQ on September 10, 2009 for net proceeds of $7.9 million.
--	Began production on four new proprietary high speed manufacturing lines in September to increase annual CCA wire and copper wire capacity from 18,000 tons to 25,200 tons.
--	Appointed Deloitte & Touche LLP as a Sarbanes-Oxley 404 consultant to further align best practice corporate governance policies.

(1)
Adjusted EBITDA is a non-GAAP measurement that the Company uses as a metric to provide information about Lihua's operating trends. Lihua defines adjusted EBITDA as net income before discontinued operations, interest expense, income taxes, depreciation and amortization, non-operating income (expense), and non-cash share-based compensation expenses.

"During the third quarter, year-over-year sales increased across all of our industry leading product lines including copper rod, pure copper superfine and magnet wire and copper clad aluminum, or CCA, superfine and magnet wire," said Jianhua Zhu, Chairman and Chief Executive Officer of Lihua.  "Although historically our business experiences seasonality during the third quarter due to the excessive heat in Jiangsu Province, our increase in production capacity and strong execution enabled us to put forward another strong quarter.  We achieved significant gains in sales and excluding the non-cash charge for our warrants, improved our net income by nearly 74% year-over-year to $6.7 million.

"We are actively working to increase our production capacity to keep pace with the growing demand for copper in China.  Along with a large market opportunity in front of us, we have a proven management team, strong, established distribution channels, and a healthy balance sheet that is stronger since our IPO," Mr. Zhu concluded.

Third Quarter Financial Results

Sales for the third quarter of 2009 increased 186% to $40.9 million, compared with sales of $14.3 million in the third quarter of 2008.  The increase in sales was driven by strong market demand for Lihua's CCA and copper wire products, an increase in the average selling price of copper wire and copper rod products based on an increase in the average price of copper, an increase in production capacity and the addition of Lihua's copper recycling business, which commenced operations at the end of the first quarter of 2009.

Gross profit for the third quarter of 2009 was $9.8 million, or 23.9% of sales.  This compares with gross profit of $5.2 million, or 36.2% of sales, for the third quarter of 2008.  The year-over-year decrease in gross margin was primarily due to the addition of the copper recycling operation to Lihua's product mix, which produces copper rod. In March of 2009, Lihua commenced production of recycling scrap copper into copper rod with a consistently high purity content.  Due to current drawing and enameling capacity constraints, Lihua can process only a portion of this copper rod into value added fine wire products and sells the remaining copper rod into the market at a lower gross margin.  Lihua expects gross margins to increase in future periods as it continues to ramp up the conversion of copper rod products into higher margin super fine and copper magnet wire products.  Sequentially, gross profit dollars per ton increased to $1,613 in the third quarter of 2009 from $1,161 dollars per ton in the second quarter of 2009, an increase of 39%.

Selling, general and administrative (SG&A) expenses for the third quarter of 2009 were $1.6 million, compared with $641,000 for the same period in 2008. The increase in SG&A for the 2009 period was attributable to $273,000 in one-time charges associated with the Company's initial public offering, increased expenses associated with being a public company and expenses associated with expanding the Company's scale of operations.

Interest income for the third quarter of 2009 was $66,000, compared with $18,000 for the third quarter of 2008. Interest expense for the third quarter of 2009 was $63,000, compared with $172,000 for the same period in the prior year. The decrease in interest expense was mainly due to the repayment of short term bank loans, which were used for working capital purposes.

For the three months ended September 30, 2009, the provision for income tax expense was $1.4 million, reflecting an effective tax rate ("EIT") of 16.5% from operation excluding the $8.0 million non cash charge.  This compares with income tax expense of $547,000 for the three months ended September 30, 2008. The effective tax rate for the 2008 period was 12.5%.

For the third quarter of 2009 Lihua's other comprehensive income including foreign currency translation adjustment gains was $17,000, compared with $313,000 in the third quarter of 2008.  The foreign currency translation adjustment is based on the average exchange rate of the RMB compared with the US dollar in the respective reporting period.

Net loss for the third quarter of 2009 was ($1.3 million), or ($0.08) per share based on 17.1 million weighted average shares outstanding.  This compares with net income of $3.8 million, or $0.27 per share based on 14.0 million weighted average shares outstanding during the same period of last year.  Excluding non-cash charges, third quarter net income would have been $6.7 million, or $0.39 per share.

Adjusted EBITDA for the three months ended September 30, 2009 increased by 81% to $8.6 million over the same period last year.

Balance Sheet
As of September 30, 2009, Lihua had approximately $38.5 million in cash and cash equivalents, compared with $28.1 million as of June 30, 2009.  On September 10, 2009, the Company completed its initial public offering on NASDAQ raising $7.9 million in net proceeds.

Outlook
"We continue to accelerate our expansion to meet surging domestic demand for our, copper and CCA products," said Mr. Zhu.  "In September, we began production on four new proprietary high speed manufacturing lines.  With these additions, we can currently produce approximately 7,200 tons of CCA wire and 18,000 tons of copper wire annually.  Based on our current capacity, for the full year 2009 we expect to achieve year-over-year gross profit growth of approximately 110-115% and net income growth of 115-120%, excluding any non-cash charges.

"For 2010, we are planning to add 10 new proprietary high speed production lines. Six of these we expect to have completed by the end of the second quarter of 2010, which would increase our annual copper magnet and copper fine wire capacity to 25,000 tons.  In the second half of 2010 we plan to add an additional four production lines increasing our CCA magnet and CCA fine wire capacity to 10,000 tons per year.  We believe that our existing cash, expected revenue and our revolving credit facility line will be sufficient to fund our current expansion plans," Mr. Zhu concluded.

Conference Call and Webcast
Management of Lihua International will host a conference call today, Monday, November 16, 2009 at 8:00 a.m. Eastern time to discuss third quarter 2009 financial results and answer questions from the professional investment community.

Individuals interested in participating in the conference call may do so by dialing 877-941-8416 from the U.S. or Canada, or 480-629-9812 from outside the U.S.  Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at:
http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html ..

    A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-406-7325 from the U.S. or Canada, or 303-590-3030 from outside the U.S., and entering access ID number 4183516.  A webcast replay will be available for 90 days.

About Non-GAAP Financial Measures

EBITDA Calculation For Three Months Ended September 30,

	2009	2008
Net income	$-1,336,448	$3,839,288
Depreciation and amortization	367,948	222,438
Share-based compensation expense	124,778	--
Change in fair value of warrants	8,035,650	--
Interest income	-66,395	-18,087
Interest expenses	62,796	171,880
Provision for income tax	1,425,505	546,985
EBITDA	8,613,834	4,762,504

The Company uses adjusted EBITDA as a measure of the Company's operating trends.  Investors are cautioned that adjusted EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP).  The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies.  Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP.  Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Adjusted EBITDA Reconciliation" following the Consolidated Statements of Operations included in this press release.

About Lihua International, Inc.
Lihua International, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing magnet and fine wire market.  Lihua is one of the first vertically integrated companies in China to develop, design, manufacture, market and distribute lower cost, high quality, alternatives to pure copper magnet wire.  Lihua's products include copper-clad aluminum wire ("CCA") and recycled scrap copper wire and are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries.  Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. http://www.lihuaintl.com

To be added to the Company's email distribution for future news releases, please send your request tolihua@tpg-ir.com.

Safe Harbor Statement
This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements.  Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

For more information, please contact:

The Piacente Group, Inc.
Investor Relations
Kristen McNally or Brandi Floberg
Tel:   +1-212-481-2050
Email: lihua@tpg-ir.com

Tables Follow

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLAR)

	September 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$38,517,098	$26,041,849
Restricted cash	700,000	1,750,000
Notes receivable, net	--	321,892
Accounts receivable, net	7,183,128	5,042,739
Other receivables and current assets	745,762	--
Prepaid land use right - current portion	172,495	172,353
Inventories	12,681,327	586,938
Due from related company	2,929	--
Total current assets	60,002,739	33,915,771
OTHER ASSETS
Buildings, machinery and equipment, net	15,350,862	7,440,943
Construction in progress	1,499,926	6,017,941
Deposits for buildings, machinery and equipment	605,255	1,077,892
Prepaid land use right-long term portion	8,210,195	8,332,732
Intangible assets	3,163	4,214
Deferred income tax assets	--	23,395
Total non-current assets	25,669,401	22,897,117
Total assets	$85,672,140	$56,812,888

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short term bank loans	$4,393,030	$6,145,202
Accounts payable	5,245,041	1,643,544
Other payables and accruals	777,921	830,744
Income taxes payable	1,425,922	401,436
Total current liabilities	11,841,914	9,020,926
OTHER LIABILITIES
Common stock purchase warrants	10,682,505	--
Total liabilities	22,524,419	9,020,926

COMMITMENT AND CONTINGENCIES
Series A redeemable convertible preferred stock: $0.0001 par value:
10,000,000 shares authorized (liquidation preference of $2.2 per share), none and 6,818,182 shares issued and outstanding	--	13,116,628

SHAREHOLDERS' EQUITY
Series A convertible preferred stock: $0.0001 par value (liquidation preference of $2.2 per share), 10,000,000 shares authorized, none issued and outstanding	--	--
Common stock, $0.0001 par value: 75,000,000 shares authorized, 24,118,183 and 15,000,000 shares issued and outstanding	2,412	1,500
Additional paid-in capital	28,578,685	7,976,976
Statutory reserves	2,603,444	2,603,444
Retained earnings	29,354,586	21,521,937
Accumulated other comprehensive income	2,608,594	2,571,477
Total shareholders' equity	63,147,721	34,675,334
Total liabilities and shareholders' equity	$85,672,140	$56,812,888

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(AMOUNTS EXPRESSED IN US DOLLAR)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenue	$40,913,348	$14,310,692	$110,279,536	$39,037,047

Cost of goods sold	(31,155,238)	(9,130,373)	(84,926,800)	(26,148,814)

Gross profit	9,758,110	5,180,319	25,352,736	12,888,233

Selling expenses	(451,689)	(312,523)	(1,242,142)	(566,130)
General and administrative expenses	(1,184,877)	(327,730)	(2,820,335)	(817,974)

Income from operations	8,121,544	4,540,066	21,290,259	11,504,129

Other income (expenses):
Interest income	66,395	18,087	137,809	28,038
Interest expenses	(62,796)	(171,880)	(281,605)	(352,747)
Exchange expenses	(436)	--	(545)	--
Change in fair value of warrants	(8,035,650)	--	(8,375,817)	--
Other	--	--	500,753	(5,683)

Total other expenses	(8,032,487)	(153,793)	(8,019,405)	(330,392)

Income before income tax	(89,507)	4,386,273	13,270,854	11,173,737

Provision for income tax	(1,425,505)	(546,985)	(3,761,427)	(1,411,131)

Net income (loss)	(1,336,448)	3,839,288	9,509,427	9,762,606

Other comprehensive income:
Foreign currency translation adjustment	17,296	313,136	37,117	1,805,581

Total comprehensive income (loss)	$(1,319,152)	$4,152,424	$9,546,544	$11,568,187

Earnings (loss) per share
Basic	$(0.08)	$0.27	$0.61	$0.70
Diluted	$(0.08)	$0.27	$0.57	$0.70

Weighted average of shares outstanding
Basic	17,081,324	14,025,000	15,701,399	14,025,000
Diluted	17,081,324	14,025,000	16,811,976	14,025,000

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(AMOUNTS EXPRESSED IN US DOLLAR)

	Nine months ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,509,427	$9,762,606
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	972,370	569,058
Share-based compensation expense	251,903	--
Change in fair value of warrants	8,375,817	--
(Increase) decrease in assets:
Accounts receivable	(2,135,285)	1,403,026
Notes receivables	322,009	269,206
Other receivables and current assets	(745,424)	(4,112)
Inventories	(12,088,420)	(631,681)
Deferred income tax assets	23,403	--
Increase (decrease) in liabilities:
Accounts payable	3,598,516	1,237,108
Other payables and accruals	(53,452)	184,523
Income taxes payable	1,023,692	117,483
Net cash provided by operating activities	9,054,556	12,907,217

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of buildings, machinery and equipment	(3,748,024)	(2,755,327)
Prepayment for land use right	--	(3,575,464)
Net cash used in investing activities	(3,748,024)	(6,330,791)

CASH FLOWS FROM FINANCING ACTIVITIES
New short-term bank loans	1,464,343	6,435,835
Proceeds from related parties	--	4,140,737
Repayment to related parties	(2,407)	(2,550,661)
Release of restricted cash related to Private Placement	1,050,000	--
Proceeds from public offering of common stock, net of expenses of $1,336,000	7,864,000	--
Repayments of short-term bank loans	(3,221,555)	(3,575,464)
Net cash provided by financing activities	7,154,381	4,450,447

Foreign currency translation adjustment	14,336	1,439,317

INCREASE IN CASH AND CASH EQUIVALENTS	12,475,249	12,466,190

CASH AND CASH EQUIVALENTS, at the beginning of the period	26,041,849	3,213,649

CASH AND CASH EQUIVALENTS, at the end of the period	$38,517,098	$15,679,839

SUPPLEMENTAL DISCLOSURE INFORMATION
Interest paid	$281,605	$352,747
Income taxes paid	$2,714,332	$1,293,648

MAJOR NON-CASH TRANSACTION:
Share-based payment to employee and directors	$251,903	$--

SOURCE  Lihua International, Inc.
-0-                             11/16/2009
/CONTACT:  Kristen McNally or Brandi Floberg, Investor Relations of The Piacente Group, Inc., +1-212-481-2050, or lihua@tpg-ir.com, for LIWA /
/Web site:  http://www.lihuaintl.com /
(LIWA)